UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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News Corporation
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On October 11, 2011, News Corporation issued the following communication to its stockholders.

At News Corporation’s 2011 Annual Meeting of Stockholders to be held on October 21, 2011, stockholders will have the opportunity to elect the 15 directors identified in the proxy statement to the Board of Directors. Stockholders will also have the opportunity to cast an advisory vote on the compensation of News Corporation’s named executive officers. Proposals 1 and 3 in News Corporation’s 2011 proxy statement include the relevant information regarding these matters. The Board of Directors has recommended that you vote “FOR” the approval of Proposals 1 and 3.

Certain proxy advisory firms, including ISS’s Proxy Advisory Services (“ISS”), have issued reports containing voting recommendations on our director nominees and on the advisory vote on executive compensation that we vehemently disagree with – and we urge you, for the reasons set forth below, to support News Corporation and vote “FOR” each of these items.

1) Strong Company Performance

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Despite the world economy struggling with uncertainty, News Corporation reported a strong performance for fiscal 2011. Revenues rose 2% to $33.4 billion while operating profit rose 23% to $4.85 billion. Excluding charges for litigation settlements at the integrated marketing services business of $125 million and $500 million for fiscal 2011 and 2010, respectively, adjusted operating profit increased 12% year over year.

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The ISS report itself shows News Corporation delivered extraordinary Total Shareholder Return (“TSR”) both on a stand alone basis and in comparison with the peer group selected by ISS. According to the ISS report, News Corporation’s one year TSR was 49.47% compared to Comcast (32.96%), The Walt Disney Company (21.85%), CBS (37.39%), DISH Network (-5.34%), and Omnicom Group (19.39%).

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ISS’s disproportionate focus on the News of the World matter is misguided. Our litigation exposure to the News of the World matter could affect News Corporation’s results of operations and financial condition, and we are taking this matter very seriously. However, our broad, diverse group of businesses across the globe is extremely strong today. The drivers of our businesses are intact, our position is strong and our future is promising. Our fundamental goals at News Corporation are to produce sustained, meaningful value for stockholders, provide outstanding content and services to customers and consumers, and do it with integrity. These goals are interrelated and all three are critically important.

The proxy advisory firms’ disregard of the exceptional performance by News Corporation demonstrates a failure to recognize the value created for stockholders by News Corporation’s Board of Directors, members of management and employees around the world.

2) Our CEO’s compensation is aligned with performance

•	News Corporation’s strategy and goal of creating long-term growth and value for stockholders drives our philosophy and how we design executive compensation programs and practices.

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Our CEO manages one of the world’s leading media companies in a fast-changing, competitive environment, and his responsibilities span operations around the world. Our CEO is critical to the value we create for our stockholders.

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The Compensation Committee believes that a significant portion of our CEO’s total compensation opportunity should be based upon individual contributions and News Corporation’s financial and operating performance. This framework fosters a performance-driven, pay-for-performance culture that aligns our CEO’s interests with those of our stockholders while also rewarding the CEO for superior individual achievements.

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Two-thirds (2/3) of our CEO’s target Annual Bonus opportunity for fiscal 2011 was based on News Corporation’s financial and operating performance. The financial and operating performance metric considered by the Compensation Committee when determining the fiscal 2011 Annual Bonus was adjusted total segment operating income growth.

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The Compensation Committee believes that for fiscal 2011 this metric reflects News Corporation’s key financial objective for the operations for which the CEO has direct responsibility. News Corporation’s fiscal 2011 target was adjusted total segment operating income percentage growth in the low double digit range. News Corporation met this target with adjusted total segment operating income growth of 12% over the prior fiscal year.

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One-third (1/3) of our CEO’s target Annual Bonus opportunity for fiscal 2011 was based on qualitative factors. In fiscal 2011, our CEO made significant contributions to drive the overall success of the business, which are described in detail on page 35 of our proxy statement. Accordingly, the Compensation Committee determined that our CEO would receive his target Annual Bonus opportunity and approved a fiscal 2011 Annual Bonus of $12.5 million.

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As illustrated in the Supplemental Table for the Fiscal Year Ended June 30, 2011 on page 44 of our proxy statement, 67% of our CEO’s compensation opportunity for fiscal 2011 was performance-based and at-risk. Because the CEO’s annual bonus opportunity and PSU target value remains unchanged for fiscal year 2012, a similar portion of our CEO’s compensation opportunity for fiscal year 2012 continues to be performance-based and at-risk.

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The ISS report itself highlights the fact that our CEO’s pay mix ratio for fiscal year 2011 is approximately 29% fixed compensation to 71% at-risk compensation, demonstrating that a significant portion of Mr. K.R. Murdoch’s pay is “at-risk.”

Our proxy materials provide extensive and detailed disclosures about the compensation of our executives. Notwithstanding the fact that the adjusted total segment operating income growth and qualitative factors were achieved by the named executive officers, certain proxy advisory firms, including ISS, recommend that stockholders vote against our advisory executive compensation proposal. Stockholders should reject these recommendations and vote “FOR” that proposal.

3) The Amendment to Mr. Carey’s employment agreement increased the total portion of his compensation opportunity that is linked to performance and resulted in a stronger pay-for-performance model

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In August 2010 Chase Carey, News Corporation’s Deputy Chairman, President and Chief Operating Officer, agreed to amend his employment agreement to adjust significantly the pay mix of his total compensation by reducing his base salary by 50%, reducing his annual incentive target by 20%, and increasing his performance-based long-term incentive target by a corresponding amount. All other substantive terms of Mr. Carey’s employment agreement, including the excise tax gross-up provision, remained unchanged from Mr. Carey’s prior agreement.

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The amendment to Mr. Carey’s employment agreement was stockholder friendly as it resulted in a 50% reduction of his base salary and a significant increase in at-risk compensation and performance-based long-term incentives.

Certain proxy advisory firms, including ISS, fail to adequately take into account the significant reductions in base salary and significant increase in at-risk compensation and performance-based long-term incentives resulting from the amendment to Mr. Carey’s employment agreement and therefore discount the overall benefit to stockholders from this amendment. As indicated on page 40 of our proxy statement, none of the named executive officers’ employment agreements or arrangements contain provisions relating to a change in control of News Corporation and no other named executive officer, including our CEO, has an excise tax gross-up provision in any of his employment agreements or arrangements.

4) All of our director nominees are outstanding Board members who are focused on corporate governance

•	News Corporation has a strong Board of Directors. Our slate of director nominees consists of sophisticated, world-class directors who serve to enhance our Board of Directors.

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Proxy advisory firms have differing director independence standards for purposes of their recommendations. As it is permitted to do, News Corporation has adopted the definition of “Independent Director” as set forth in NASDAQ listing rules. The majority of the director nominees are independent under NASDAQ listing rules and are very experienced and well qualified to serve News Corporation effectively.

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The Board of Directors is focused on matters of corporate governance and the Nominating and Corporate Governance Committee has engaged outside counsel to undertake a review of News Corporation’s corporate governance practices.

We disagree with recommendations that stockholders should vote against our directors. We respectfully request that stockholders vote “FOR” all directors as the Board has recommended.

5) Issues surrounding News of the World

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In July 2011, News Corporation announced that it would close its publication, News of the World, after allegations of phone hacking and payments to police. As a result of these allegations, News Corporation is subject to several ongoing investigations by U.K. and U.S. regulators and governmental authorities. News Corporation is fully cooperating with these investigations.

•	The News Corporation Board of Directors and senior management are acting decisively to get to the bottom of what happened.

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News Corporation has created an independently-chaired Management & Standards Committee (the “MSC”) which operates independently from News International and has full authority to ensure complete cooperation with all relevant investigations and inquiries into News of the World matters and all other related issues across News International.

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The MSC has an independent Chairman, Lord Grabiner QC, and reports directly to Joel Klein, Executive Vice President and a director of News Corporation. Mr. Klein reports to the independent members of the Board through their representative Viet Dinh, an independent director and Chairman of News Corporation’s Nominating and Corporate Governance Committee. Mr. Klein and Mr. Dinh are both highly accomplished and respected individuals, and extremely valued and effective members of our Board of Directors. Mr. Klein has served the private and public sectors for decades, including leading for eight years the largest public school system in the United States and serving for two years as Deputy White House Counsel with the Clinton administration and as an Assistant Attorney General, Antitrust Division in the U.S. Department of Justice from 1997 to 2001. Mr. Dinh is also a highly accomplished public and private figure. In addition to being a Professor of Law at Georgetown University Law Center, Mr. Dinh is a Member of Bancroft PLLC, a law firm he founded in 2003, and previously served as an Assistant Attorney General for Legal Policy in the U.S. Department of Justice from 2001 to 2003.

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Both Mr. Klein and Mr. Dinh discuss developments with Sir Rod Eddington, our lead director, twice weekly and update News Corporation’s Board of Directors and, separately, its independent directors on a weekly or bi-weekly basis, as the need arises. Lord Grabiner and counsel to the MSC periodically participate in these briefings directly.

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The independent directors of the Board of Directors have retained the firm of Debevoise & Plimpton as independent outside counsel and are actively engaged in these matters. The current scope of Debevoise’s engagement includes providing information and advice to the independent directors based on its active monitoring of developments, both independently and through contacts with News Corporation, the MSC and their respective outside counsel. Debevoise also participates in the briefings from Mr. Klein and Mr. Dinh, as well as in separate conferences with the independent directors on a weekly or bi-weekly basis, as the need arises.

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The MSC is conducting an internal investigation of the three other titles at News International and has engaged the law firm Linklaters to advise it on these investigations and all other matters that it handles.

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News International announced that it would implement new compliance, ethics and governance procedures that it hopes will become a standard for the industry. The MSC hired leading law firm Olswang to recommend a series of policies, practices and systems to create a more robust governance, compliance and legal structure.

•	News Corporation has already taken decisive actions to hold people accountable and will take all prudent steps designed to prevent something like this from ever occurring again.

Your vote is important. Our Board unanimously recommends that you vote “FOR” all of the nominees for director in Proposal 1 and that you vote “FOR” Proposals 2 and 3, and “1 YEAR” on Proposal 4.

Thank you for your ongoing support of, and continued interest in, News Corporation.